Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Craig Wanichek – Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

THIRD QUARTER 2004 RESULTS

COBURG, Oregon - October 27, 2004 - Monaco Coach Corporation (NYSE: MNC) today reported revenue and earnings for its third quarter ended October 2, 2004. Third quarter earnings per share were 25 cents, 19% higher than last year’s third quarter earnings of 21 cents. Revenues for the third quarter were a record $358.9 million, 18.4% ahead of last year’s third quarter revenue of $303.2 million.  Net income for the third quarter was $7.4 million, an 18.8% increase compared to $6.3 million for the third quarter last year.  Third quarter 2004 motorhome sales totaled 2,110 units and third quarter towable sales totaled 1,254 units for a total of 3,364.

Earnings per share, on a diluted basis, for the nine-months ended October 2, 2004 were $1.04 compared to 38 cents per share for the same period last fiscal year. Revenues for the nine-months ended October 2, 2004 were $1.072 billion, a 26.9% increase over revenues for the first nine-months of last year.  Net income for the nine-months ended October 2, 2004 was $31.3 million, a 180% increase compared to $11.1 million earned for the comparable period last year.  Unit sales of Monaco Coach Corporation products for the nine-months ended October 2, 2004 totaled 9,847 units.  Nine-month motorhome sales totaled 6,377 units and nine-month towable recreational vehicles totaled 3,470 units.

“While we are pleased to report that the Company achieved record revenue for the third straight quarter, competition in the motorhome industry remains very intense,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson. “Our earnings in the third quarter reflect these difficult market conditions. The financial results for the quarter emphasize the need to address some tough challenges such as higher selling, general and administrative costs, discounting and production levels.”

John Nepute, Monaco President, stated, “The Company’s gross profit margin was impacted by a product mix shift as well as not realizing our forecast reduction in the level of wholesale discounting.  Discounting and retail incentives were used to help discourage a build-up of finished goods inventory and support our dealer partners in retailing their inventory.”

“The Company has reduced production and run-rates to reflect the softer retail market and weakness in specific brands,” Nepute said.  “The reduction should lessen our reliance on discounts and incentives.”

Monaco Coach Vice President and Chief Financial Officer, Marty Daley said, “Reducing selling, general and administrative expenses as a percentage of revenues is a significant focus for the Company.  We expect these adjustments will be realized ratably over the next few quarters.”

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“We expect that a combination of reduced run-rates and fewer production days in the fourth quarter will generate fourth quarter revenues of approximately $300 - $310 million. This lower plant utilization level should lead to fourth quarter gross margins between 10.4% and 10.7%.  Sales, general, and administrative expenses for the fourth quarter are expected to be in the 7.8% to 8.0% range,” said Daley.

Monaco Coach Corporation will conduct a conference call in conjunction with this release at 2 p.m. ET today, Wednesday, October 27, 2004.  Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Central Oregon and Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The Company manufactures luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding SG &A cost reductions, reduction of discounting, the Company’s ability to decrease production rates, and the Company’s revenue, gross margin and sales, general, and administrative expenses guidance for the fourth quarter of 2004 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2003, and the 2003 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

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MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	January 3, 2004	October 2, 2004
ASSETS
Current assets:
Cash	$13,398	$8,406
Trade receivables, net	89,170	129,314
Inventories	127,746	162,595
Resort lot inventory	13,978	8,241
Prepaid expenses	3,029	5,700
Deferred income taxes	33,836	33,650
Total current assets	281,157	347,906

Property, plant, and equipment, net	141,662	138,928
Debt issuance costs net of accumulated amortization of $815, and $1,200, respectively	596	277
Goodwill	55,254	55,254
Total assets	$478,669	$542,365

LIABILITIES
Current liabilities:
Current portion of long-term note payable	$15,000	$15,000
Accounts payable	64,792	96,328
Product liability reserve	20,723	20,595
Product warranty reserve	29,643	34,027
Income taxes payable	3,395	6,826
Accrued expenses and other liabilities	26,373	32,635
Total current liabilities	159,926	205,411

Long-term note payable	15,000	3,750
Deferred income taxes	17,495	18,141
	192,421	227,302

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par, 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,246,143 and 29,414,436 issued and outstanding, respectively	292	294
Additional paid-in capital	54,919	56,829
Retained earnings	231,037	257,940
Total stockholders’ equity	286,248	315,063
Total liabilities and stockholders’ equity	$478,669	$542,365

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Nine-Months Ended
	September 27, 2003	October 2, 2004	September 27, 2003	October 2, 2004

Net sales	$303,178	$358,869	$845,113	$1,071,619
Cost of sales	266,458	315,454	747,534	938,073
Gross profit	36,720	43,415	97,579	133,546

Selling, general, and administrative expenses	25,667	31,036	77,060	82,556
Operating income	11,053	12,379	20,519	50,990

Other income, net	64	43	502	256
Interest expense	(767)	(370)	(2,558)	(1,147)
Income before income taxes	10,350	12,052	18,463	50,099

Provision for income taxes	4,088	4,616	7,293	18,792

Net income	$6,262	$7,436	$11,170	$31,307

Earnings per common share:
Basic	$.22	$.25	$.38	$1.07
Diluted	$.21	$.25	$.38	$1.04

Weighted average common shares outstanding:
Basic	29,080,716	29,410,086	29,021,742	29,354,598
Diluted	29,625,959	29,962,722	29,478,842	29,981,063

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MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Nine-Months Ended
	September 27, 2003	October 2, 2004

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$11,170	$31,307
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	20	240
Depreciation and amortization	7,202	8,029
Deferred income taxes	4,297	832
Changes in working capital accounts:
Trade receivables, net	11,075	(40,144)
Inventories	43,467	(34,849)
Resort lot inventory	4,712	5,737
Prepaid expenses	724	(2,679)
Accounts payable	(551)	31,536
Product liability reserve	(696)	(128)
Product warranty reserve	(2,769)	4,384
Income taxes payable	(2,440)	3,431
Accrued expenses and other liabilities	633	6,262
Net cash provided by operating activities	76,844	13,958
Cash flows from investing activities:
Additions to property, plant, and equipment	(16,969)	(7,069)
Proceeds from the sale of assets	2,051	1,927
Proceeds from the sale of Naples property	6,650	0
Net cash used in investing activities	(8,268)	(5,142)
Cash flows from financing activities:
Book overdraft	1,206	0
Payments on lines of credit, net	(51,413)	0
Payments on long-term notes payable	(19,500)	(11,250)
Debt issuance costs	(304)	(66)
Dividends paid		(4,404)
Issuance of common stock	1,435	1,912
Net cash used by financing activities	(68,576)	(13,808)
Net change in cash	0	(4,992)
Cash at beginning of period	0	13,398

Cash at end of period	$0	$8,406

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